EXHIBIT 23(a) - INDEPENDENT AUDITORS' CONSENT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Stockholders
National Western Life Insurance Company
Austin, Texas

We consent to the incorporation by reference in the registration statement of National Western Life Insurance Company on Form S-8 (No. 333-153341) of our report dated March 13, 2015, on our audits of the consolidated financial statements and financial statement schedules of National Western Life Insurance Company as of December 31, 2014, and for the year ended December 31, 2014, which is included in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 13, 2015, on our audit of the internal control over financial reporting of National Western Life Insurance Company as of December 31, 2014, which is included in the Annual Report on Form 10-K.

/s/BKD, LLP

Little Rock, Arkansas
March 13, 2015